Exhibit 10.2

EXECUTION VERSION

CONFIDENTIAL

TRANSITION SERVICES AGREEMENT

dated as of July 31, 2007

by and between

AMERISOURCEBERGEN CORPORATION

and

PHARMERICA CORPORATION

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TABLE OF CONTENTS

		Page
Section 4.08.	No Third Party Beneficiaries	13

Section 4.09.	Amendment	13

Section 4.10.	Governing Law; Submission to Jurisdiction	13

Section 4.11.	WAIVER OF JURY TRIAL	13

Section 4.12.	Counterparts	13

Section 4.13.	No Presumption	14

Schedule A – Pre-Change of Control Line Item Services Schedule B – Post-Change of Control Line Item Services Exhibit A – HIPAA Agreement

ii

THIS TRANSITION SERVICES AGREEMENT is dated as of July 31, 2007 (this “Agreement”), between AmerisourceBergen Corporation, a Delaware corporation (“Hippo”), and PharMerica Corporation, a Delaware corporation formerly known as Safari Holding Corporation (the “Company”).

WHEREAS, Hippo, Kindred Healthcare, Inc., a Delaware corporation (“Rhino”), Kindred Pharmacy Services Inc., a Delaware corporation (“RhinoRx”), PharMerica Long-Term Care, Inc., a Delaware corporation formerly known as PharMerica Inc. (“HippoRx”), the Company and certain other parties have entered into a Master Transaction Agreement dated as of October 25, 2006 (the “Master Transaction Agreement”);

WHEREAS, the Company desires to purchase from Hippo, and Hippo desires to provide to the Company, certain transition services for specified periods following the closing under the Master Transaction Agreement (the “Closing”); and

WHEREAS, execution of this Agreement is a condition to consummation of the transactions contemplated by the Master Transaction Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Transaction Agreement, as it may be amended from time to time by the parties thereto. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Business” means the business of the Company and its Subsidiaries, as conducted from time to time.

“Change of Control” means any person (or a “group” (within the meaning of Section 13(d) of the Exchange Act)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities.

“Closing” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 2.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hippo” has the meaning set forth in the preamble.

“HippoRx” has the meaning set forth in the recitals.

“Line Item of Service” has the meaning set forth in Section 2.01(a).

“Notice of Election” has the meaning set forth in Section 3.02(c)(i).

“Master Transaction Agreement” has the meaning set forth in the recitals.

“Project Executives” has the meaning set forth in Section 3.07.

“Rhino” has the meaning set forth in the recitals.

“RhinoRx” has the meaning set forth in the recitals.

“Term” has the meaning set forth in Section 2.01(a).

“Termination Assistance” has the meaning set forth in Section 2.07(a).

“Third Party Provider” has the meaning set forth in Section 2.01(e).

“Transition Services” has the meaning set forth in Section 2.01(a).

SECTION 1.02. General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement and Article, Section, Exhibit, paragraph and Schedule references are to the Articles, Sections, Exhibits, paragraphs and Schedules to this Agreement unless otherwise specified and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

ARTICLE II

SERVICES

SECTION 2.01. Provision of Services; Reimbursement of Expenses. (a) Hippo agrees to provide, or cause to be provided, solely to the Company and its Subsidiaries each line item of service (each such item, a “Line Item of Service”) set forth on Schedule A attached hereto and made a part hereof (all such Line Items of Service and the services provided under Section 2.01(c) hereof being, collectively, the “Transition Services”) for a period of 12 months following the Closing, subject to earlier termination or extension in accordance with the terms of this Agreement (the “Term”).

(b) If it becomes necessary for Hippo to increase staffing or acquire equipment or make any investments or capital expenditures to accommodate an increase in the use of any Transition Service beyond the level of use of such Transition Service immediately following the

Closing as a result of a material increase in volume of the Business or a material change in the manner in which the Business is being conducted, Hippo shall inform the Company in writing of such necessity before any such increase, acquisition, investment or capital expenditure is made. Upon mutual agreement of Hippo and the Company acting in good faith as to the necessity of any such increase, acquisition, investment or capital expenditure, the Company shall reimburse Hippo an amount equal to the actual costs and expenses incurred in connection therewith. If such mutual agreement is not reached, Hippo’s obligation to provide or cause to be provided such Transition Service shall be limited to the level of such Transition Service then in effect.

(c) Prior to a Change of Control, the Company shall pay to Hippo for each Line Item of Service the applicable fees set forth on Schedule A. Following a Change of Control, the Company shall pay to Hippo for each Line Item of Service the applicable fees set forth on Schedule B. Compensation for Transition Services shall be computed solely as set forth in Schedule A or Schedule B, as applicable, and shall not take into account the value of any referral for the provision of health care services that Hippo or the Company may otherwise generate between each other. Hippo shall deliver a statement to the Company each month for Transition Services provided to the Company during the preceding month, and such statement shall set forth a brief description of such Transition Services and the amounts charged therefor. Any payments by the Company payable pursuant to this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to an account designated by Hippo no later than 30 days following the Company’s receipt of the applicable statement, without set-off, defense or counterclaim. Hippo reserves the right to suspend performance under this Agreement upon failure of the Company to make any payment pursuant to this Agreement in the time period required by the immediately preceding sentence.

(d) Hippo shall cause the Transition Services to be provided with the same level of care used by Hippo or its Affiliates in the conduct of Hippo’s or its Affiliates’ businesses. EXCEPT AS PROVIDED IN THIS AGREEMENT, HIPPO MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND WHATSOEVER WITH RESPECT TO THE TRANSITION SERVICES PERFORMED OR PROVIDED TO THE COMPANY HEREUNDER, WHETHER EXPRESS OR IMPLIED, STATUTORY, BY OPERATION OF LAW OR OTHERWISE, AND HIPPO EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY OF THE TRANSITION SERVICES. The Company acknowledges that certain Line Item(s) of Service may be provided by third-party providers with whom Hippo or an Affiliate of Hippo has contracted for such Line Item(s) of Service (each, a “Third Party Provider”); provided that Hippo shall not contract a Third Party Provider for the provision of any material portion of any Line Item of Service without the Company’s prior written consent, such consent not to be unreasonably withheld or delayed (for the avoidance of doubt, the parties agree that it would not be unreasonable for the Company to withhold its consent to Hippo’s contracting a Third Party Provider if such Third Party Provider does not agree to provide the Company with the same level of service, representations and warranties or indemnification as provided by Hippo to the Company hereunder). Hippo makes no representation or warranty of any kind with respect to any Line Item of Service provided by a Third Party Provider.

(e) Subject to the Company’s continuing obligation to make payments then owing pursuant to this Agreement, the Company may terminate the Term as to any or all Transition

Services upon 60 days’ prior written notice to Hippo. If Hippo shall cease to provide a particular Line Item of Service for itself or the particular Line Item of Service is provided by a Third Party Provider and Hippo’s contract with such Third Party Provider has expired or terminated, Hippo may cease to provide such Line Item of Service to the Company, effective as of the later of (x) the time that Hippo ceases to provide such Line Item of Service for itself or the date on which Hippo’s contract with such Third Party Provider expires or terminates and (y) following 60 days’ notice to the Company. This Agreement may be immediately terminated by Hippo in its sole discretion with respect to a Subsidiary of the Company to which Transition Services are provided pursuant to this Agreement upon the sale by the Company of all or substantially all of the capital stock of the Subsidiary or a merger with a third party of such Subsidiary.

(f) The Company acknowledges that the demand for Transition Services may exceed Hippo’s available capacity to provide such Transition Services to the Company, making it necessary for Hippo to prioritize among the requests for Transition Services made by the Company to Hippo or take other steps to manage efficiently the provision of such Transition Services to the Company.

(g) The Transition Services will be provided by Hippo in accordance with Hippo’s policies and procedures in effect as of the date of the Master Transaction Agreement. The Company shall conform to the requirements of such policies or procedures.

(h) Hippo shall be reimbursed by the Company for all reasonable out-of-pocket expenses incurred in connection with the provision of Transition Services under this Agreement.

SECTION 2.02. Confidential Information. (a) Any information of either party to this Agreement provided to or accessible by the other party in connection herewith, regardless of form, including all data, processes, technical drawings, designs and concepts; software programs, routines, formulae and concepts, production plans, designs, layouts and schedules; marketing analyses, plans, customer data and surveys; and all matters relating to either party’s finances and personnel and any other information (“Confidential Information”) shall be received and held in strict confidence, used only for purposes related to this Agreement or as provided in the other Transaction Agreements and shall not otherwise be disclosed by the other party, its agents, employees, contractors or subcontractors, without the prior written consent of the disclosing party. “Confidential Information” as defined herein does not include any information (i) lawfully received by the receiving party on a non-confidential basis from another source which is not known by the receiving party to be bound by an obligation of confidentiality or otherwise restricted from transmitting the information by a contractual, legal or fiduciary obligation, (ii) that is or becomes generally available to the public other than as a result of a breach of this Section 2.02(a), (iii) known to the receiving party at the time of disclosure free from any confidentiality obligations, provided that the source of such information is not known by the receiving party to be bound by an obligation of confidentiality or otherwise restricted from transmitting the information by a contractual, legal or fiduciary obligation or (iv) independently developed by the receiving party without the use of or reference to Confidential Information. Each party shall be fully responsible for breaches of its obligations under this Section 2.02 by its agents, employees, contractors or subcontractors. Upon expiration or any termination of this Agreement, Hippo and the Company shall return, or at the receiving party’s option destroy, all documentation in any medium that contains or refers to the disclosing party’s

Confidential Information, and retain no copies, other than one archival copy for evidentiary purposes. Any destruction of Confidential Information in accordance with the preceding sentence shall be certified in writing by an authorized officer of the receiving party at the request of the disclosing party.

(b) The Confidential Information of the disclosing party is, and shall remain, the property of the disclosing party.

SECTION 2.03. Access. (a) The Company agrees that it shall, without charge, provide Hippo (or any Affiliate of Hippo or Third Party Provider) with such access to the Company’s premises and/or personnel, and such assistance, as may reasonably be required for Hippo (or such Affiliate of Hippo or such Third Party Provider) to perform its obligations under this Agreement. If either party has access (either on-site or remotely) to any of the other party’s computer systems in relation to the Transition Services, such party shall limit such access solely to the use of such systems for purposes of the Transition Services and shall not access or attempt to access any of such other party’s computer systems, files, software or services other than those required for the Transition Services, or those that are publicly available. Each party shall limit such access to those of its employees, agents or contractors with a bona fide need to have such access in connection with the Transition Services, and shall follow all the other party’s security rules and procedures for restricting access to its computer systems in effect as of the date of the Master Transaction Agreement. All user identification numbers and passwords disclosed to a party and any information obtained by such party as a result of such party’s access to and use of the other party’s computer systems shall be deemed to be, and treated as, Confidential Information hereunder. Hippo and the Company shall cooperate in the investigation of any apparent unauthorized access to either party’s computer system and/or information stores.

(b) Hippo shall provide to the Company, its auditors (including outside and internal audit staff), inspectors and regulators reasonably prompt access at all reasonable times and after reasonable notice, to the parts of a facility of Hippo or its Affiliates at which Hippo is providing the Transition Services, to the Hippo personnel (including Third Party Providers) providing the Transition Services, and to the data and records relating to the Transition Services for the purpose of performing audits and inspections of the Company, its Subsidiaries and their businesses, to verify the integrity of data owned by the Company and its Subsidiaries, to examine the systems that process, store, support and transmit such data, and to examine Hippo and its Affiliates’ performance of the Transition Services hereunder to facilitate the Company, among other things, in meeting its Sarbanes-Oxley Act certification requirements. The foregoing audit rights shall include, to the extent applicable to the Transition Services performed by Hippo and its Affiliates and to the charges therefore, audits (i) of practices and procedures, (ii) of systems and all supporting documentation, (iii) of all application and general controls and security practices and procedures, (iv) of disaster recovery and backup procedures, (v) of costs (including direct third party costs) serving as a basis for charges of Hippo in performing the Transition Services (but only to the extent affecting cost-based charges for the Transition Services), and (vi) necessary to enable the Company and its Subsidiaries to meet applicable regulatory requirements. Hippo and its Affiliates shall provide to such auditors, inspectors and regulators such assistance as they reasonably require, including in testing the Company and its Subsidiaries’ data file and programs, and installing and operating audit software and tools, as reasonably requested by the Company. Hippo shall cooperate fully with the Company or their designees in connection with audit functions and with regard to examinations by Governmental Authorities. The Company shall be responsible for and pay all costs incurred in connection with the provisions of this Section 2.03(b), including the costs of any assistance provided by Hippo and its Affiliates to such auditors, inspectors and regulators.

SECTION 2.04. Force Majeure. The obligations of Hippo to provide Transition Services shall be suspended during the period and to the extent that Hippo and its Affiliates are prevented or hindered from providing such Transition Services by any Applicable Law or other cause beyond the control of Hippo, including acts of God, strikes, lock outs, other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of war or terrorism or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof and delays in transportation. In such event, Hippo shall give notice of suspension to the Company, as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof. Upon notice to the Company, Hippo shall resume the provision of such Transition Services as soon as reasonably practicable after the removal of such cause. The Company shall not be charged for Transition Services that are not provided by Hippo or its Affiliates in accordance with this Section 2.04.

SECTION 2.05. Limitation on Liability. Hippo shall not have any duties or responsibilities hereunder other than those specifically set forth herein and no implied obligations shall be read into this Agreement. The Company waives and shall not assert, and shall cause its Affiliates to waive and not assert, claims against Hippo, its Affiliates and their respective employees arising in connection with any Transition Services, except for (i) claims arising out of a breach of this Agreement by Hippo or (ii) gross negligence or willful misconduct by Hippo, its Affiliates or any of their respective employees or any Third Party Provider in the provision of the Transition Services. EXCEPT FOR A BREACH OF SECTION 2.02 HEREOF AND EXCEPT FOR DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF DATA, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS, DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE, OR ANY LOSS OF BUSINESS, HOWSOEVER CAUSED, OR ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER.

SECTION 2.06. Event of Default. (a) A party will be in default hereunder if (i) such party commits a material breach of any term or condition of this Agreement and such failure (other than a failure to make any payment hereunder, which failure may only be cured in accordance with Section 2.06(b) hereof) continues uncured for 30 days following receipt of written notice thereof from the other party; (ii) there is a filing of an involuntary case for the entry of relief against such party under any bankruptcy, insolvency or similar law for the relief of debtors and such case remains undismissed for 30 days or more; (iii) a trustee or receiver is appointed for such party or its assets or any substantial part thereof; or (iv) such party files a voluntary petition under any bankruptcy, insolvency or similar law of the relief of debtors. Upon an event of default, the party claiming the default may terminate this Agreement immediately by written notice and pursue any and all remedies available to it under Applicable Law based on such default.

(b) It shall be a default (a “Payment Default”) hereunder if the Company shall fail to make any payment required to be made hereunder when payable and such failure continues uncured for 10 days following the Company’s receipt of a written notice thereof from Hippo. Hippo may terminate this Agreement in the event of a Payment Default by the Company. In such case of termination of this Agreement by Hippo, any obligations owed to Hippo by the Company in accordance with this Agreement shall immediately become due and payable.

SECTION 2.07. Termination Assistance. (a) (i) Commencing 90 days prior to the expiration of the full Term, or on such other date as the Company and Hippo shall mutually agree, or (ii) in the case of an early termination of the Term as to any or all Transition Services by the Company pursuant to Section 2.01(e), upon delivery of a notice of termination to Hippo (which notice, pursuant to Section 2.01(e), shall be delivered at least 60 days prior to such termination), at the Company’s request, Hippo and its Affiliates shall provide to the Company and its Subsidiaries or to the Company’s designees for a period not to exceed 90 days, reasonable assistance (“Termination Assistance”) as requested by the Company to allow the applicable Transition Services to continue without interruption or adverse effect to the Company and to facilitate the orderly transfer of the provision of the applicable Transition Services from Hippo to the Company and its Subsidiaries or its designees following the expiration of the Term. At the Company’s request, in the case of a termination of this Agreement by Hippo pursuant to Section 2.06(a)(i) or 2.06(b), Hippo and its Affiliates shall provide to the Company and its Subsidiaries or to the Company’s designees Termination Assistance for a period of up to 30 days following such termination. In the case of any termination of this Agreement pursuant to any other provision of Section 2.06 or by Hippo pursuant to Section 2.01(e) as to any or all of the Transition Services, at the Company’s request Hippo and its Affiliates shall provide to the Company and its Subsidiaries or to the Company’s designees Termination Assistance with respect to the applicable Transition Services for a period of up to 90 days following such termination. Termination Assistance shall include the assistance described in Schedule A hereto. As compensation for the Termination Assistance, if any, to be provided by Hippo hereunder, the Company shall pay to Hippo the hourly fees for such Termination Assistance as set forth on Schedule B.

(b) Except in the case of a termination of this Agreement pursuant to Section 2.01(e) or 2.06, the Company may extend the Term one or more times as it elects, at its sole discretion, provided that the total of all such extensions shall not exceed 90 days following the original effective date of expiration. Such requests to extend the then effective date of expiration must be in the form of a written notice received by Hippo not less than 60 days prior to the effective date of expiration of the Agreement.

SECTION 2.08. Licenses. Hippo and the Company agree to cooperate and use commercially reasonable efforts to obtain all licenses and consents for any third party software required for the provision of the Transition Services. Hippo shall not (i) obtain any such license without prior consultation with the Company and (ii) without the Company’s prior consent, obtain any such license or consent if the terms of such license or consent would be inconsistent with the terms of this Agreement. The Company agrees that it shall hold such licenses and be solely responsible for the payment of any license fees under such licenses and any costs incurred in connection with obtaining such consents and that Hippo shall have no liability whatsoever with respect to any such license fees or such other costs. The Company shall reimburse Hippo for all actual and documented out-of-pocket costs incurred by Hippo in obtaining such licenses and consents on behalf of the Company. In the event that any such required license or consent is not obtained then, unless and until such license or consent is obtained, Hippo and the Company shall cooperate with one another to implement a reasonable and lawful alternative arrangement to enable Hippo to continue to perform the Transition Services. Nothing in this Agreement shall require Hippo or any of its Affiliates to violate any agreement with another Person, including any software license agreement.

SECTION 2.09. Non-Exclusivity. Notwithstanding anything to the contrary herein, subject to the Company’s compliance with the other terms and conditions of this Agreement, the Company retains the right to obtain any or all of the Transition Services from a third party or parties other than Hippo or to provide such services internally.

ARTICLE III

ADDITIONAL AGREEMENTS

SECTION 3.01. Effectiveness. (a) This Agreement shall become effective at the Effective Time.

(b) This Agreement shall terminate and be of no further force or effect upon the later of the expiration of the Term or the end of the period during which Termination Assistance is provided pursuant to Section 2.07; provided that upon such termination (a) neither party hereto shall be relieved of any liability for any breach or nonfulfillment of any provision of this Agreement, (b) the terms of Sections 2.02, 2.05 and 2.07 and Articles III and IV shall survive any such termination and (c) any outstanding payment obligations of either party hereunder, and all provisions of this Agreement relating to payment of amounts due and taxes, shall survive any such termination, until all such sums are paid in full.

SECTION 3.02. Indemnity. (a) The Company shall indemnify and hold harmless Hippo, its Affiliates and its and their respective officers, directors, employees, managers, partners or agents against and from any Damages arising out of or in connection with any Action against Hippo, its Affiliates or any of their respective officers, directors, employees, managers, partners or agents in connection with the provision of Transition Services under this Agreement, except for such Damages caused by the gross negligence or willful misconduct of Hippo or its Affiliates or its or their respective officers, directors, employees, managers, partners or agents.

(b) Hippo shall indemnify and hold harmless the Company, its Affiliates and its and their respective officers, directors, employees, managers, partners or agents against and from any Damages arising out of or in connection with any Action against the Company, its Affiliates or any of their respective officers, directors, employees, managers, partners or agents arising out of a breach by Hippo of this Agreement or the gross negligence or willful misconduct by Hippo or its Affiliates or its or their respective officers, directors, employees, managers, partners or agents.

(c) With respect to Damages payable to third parties, the following procedures shall apply:

(i) Promptly after receipt by any Person entitled to indemnification under this Section 3.02 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to this Section, the indemnitee shall promptly notify the indemnitor of such claim in writing and shall provide to the indemnitor reasonably available information requested to assess such claim and the applicability of such indemnity. The indemnitor shall notify the indemnitee in writing within 30 days after receipt of such notice if the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”). The indemnitee shall use commercially reasonable efforts to extend the date on which a response is due to afford the indemnitor a reasonable period in which to consider, issue, and act upon its Notice of Election.

(ii) If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that (A) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, except that the indemnitor shall be required to reimburse the indemnitee for its reasonable fees and disbursements of separate counsel if the actual or potential defendants in, or targets of, such claim include both the indemnitor and the indemnitee, and the indemnitee shall have reasonably concluded, after consultation with counsel, that there may be legal defenses available to it that are different from or additional to those available to the indemnitor, and (B) the indemnitor shall obtain the prior written consent of the indemnitee before entering into any settlement of such claim, other than settlements that involve solely the payment of monetary damages by the indemnitor. If the indemnitor controls the defense and settlement of a claim, the indemnitor shall have no liability with respect to any compromise, settlement or discharge of a third party claim effected without its written consent (which consent may not unreasonably be withheld, delayed or conditioned).

(iii) If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period or if the indemnitor fails to defend such claim with reasonable diligence, the indemnitee shall have the right to defend and settle the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor.

(iv) The indemnification rights of each indemnified party pursuant to this Section 3.02 shall be the exclusive remedy of such indemnified party with respect to the claims to which such indemnification relates.

SECTION 3.03. Insurance. Hippo shall maintain throughout the Term employer’s liability, worker’s compensation, property damage, general liability and such other insurance, containing provisions and in such amounts as are reasonable and customary in connection with the provision of Transition Services to the Company pursuant to this Agreement.

SECTION 3.04. Taxes. The Company shall pay to any provider of Transition Services hereunder the amount of any applicable sales, use or service tax, value-added taxes, goods and services taxes or any other similar taxes that such service provider may be required to collect from the Company in connection with such provider’s performance pursuant to this Agreement, except for any franchise tax, withholding tax (as described above) or any tax imposed on such service provider’s net income. Hippo shall identify any such tax as a separate line item on each invoice, unless taxes are required under the law of the relevant jurisdiction to be included in the price.

SECTION 3.05. Independent Contractor. In performing the Transition Services hereunder, Hippo and its Affiliates shall operate as and have the status of independent contractors. No party’s employees shall be considered employees or agents of the other party, nor shall the employees of any party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other party’s employees. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the parties. No party shall have any power or authority to bind or commit any other party.

SECTION 3.06. Cooperation with Regulatory Requests. Hippo agrees that, until the expiration of four years after the furnishing of any Service provided pursuant to this Agreement, it will make available, upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of Hippo and its Affiliates directly related to this Agreement that are necessary to certify the nature and extent of charges for which the Company may seek reimbursement from the federal, state, or local government, subject to reasonable confidentiality treatment (to the extent available). Hippo further agrees that if Hippo carries out any of its duties under this Agreement through a subcontract with a related organization involving a value or cost of $10,000 or more over a 12-month period, Hippo will cause such subcontract to contain a clause to the effect that, until the expiration of four years after the furnishing of any Service provided pursuant to said contract, the related organization will make available upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, the subcontract, and the books, documents and records of said related organization that are necessary to certify the nature and extent of costs incurred by Hippo for such services, subject to reasonable confidentiality treatment (to the extent available). Hippo shall give the Company notice promptly upon receipt of any request from the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives for disclosure of such information.

SECTION 3.07. Project Executive. As promptly as possible after the Closing Date, Hippo and the Company shall each appoint a project executive (together, the “Project Executives”) who shall have primary responsibility for administration of this Agreement and who shall serve as the primary contacts with respect to the Transition Services provided pursuant to this Agreement.

SECTION 3.08. Dispute Resolution. (a) Prior to the initiation of any action or proceeding under this Agreement to resolve disputes between the parties hereto, Hippo and the Company shall make a good faith effort to resolve any such disputes informally through negotiation between their representatives with decision-making power as outlined below.

(b) If a dispute arises, then within 10 Business Days of a written request by either party, the Project Executives shall meet and attempt to resolve the dispute amicably and expeditiously. If the Project Executives cannot resolve the dispute within 10 Business Days of the meeting, then the dispute shall be submitted to each party’s President. If the Presidents cannot resolve the dispute within 10 Business Days of the submission of the dispute to them, Hippo and the Company shall have all rights and remedies available to them at law or in equity in accordance with this Agreement with respect to such dispute.

(d) The Parties agree that no written or oral statements of position or offers of settlement made in the course of the dispute resolution process described in this Section 3.08 will be offered into evidence for any purpose in any litigation between Hippo and the Company, nor will any such written or oral statements or offers of settlement be used in any other manner against either Hippo or the Company in any such litigation.

(e) Hippo and the Company each agree to continue performing their obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

SECTION 3.09. HIPAA. Hippo and the Company each agree to execute and deliver to the other party prior to the Closing Date the form of HIPAA Agreement attached as Exhibit A hereto.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01. Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance of the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 4.02. Expenses. Except as otherwise provided in this Agreement, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

SECTION 4.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses:

(a)	if to Hippo:

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19087

Facsimile: (610) 727-3612

Attention: General Counsel

with a copy, which does not constitute notice, to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Facsimile: (212) 450-3800

Attention: William H. Aaronson

(b)	if to the Company:

PharMerica Corporation

1901 Campus Place

Louisville, Kentucky 40299

Facsimile: (502) 261-2375

Attention: Chief Financial Officer

CC: General Counsel

with a copy, which does not constitute notice, to:

Holland & Knight LLP

10 St. James Avenue

Boston, Massachusetts 02116

Facsimile: (617) 878-1527

Attention: Jeff Mittleman

SECTION 4.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order for the transactions contemplated hereby to be consummated as originally contemplated to the greatest extent possible.

SECTION 4.06. Entire Agreement. This Agreement (including each Schedule hereto), the Master Transaction Agreement, the other Transaction Agreements and the Confidentiality Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Hippo and the Company with respect to the subject matter hereof and thereof.

SECTION 4.07. Assignment. Except as expressly set forth in this Agreement, neither party may transfer any of its rights or obligations hereunder, without the prior written consent of the other party.

SECTION 4.08. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 4.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties.

SECTION 4.10. Governing Law; Submission to Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) To the fullest extent permitted by Applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan in New York City and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.03 or any other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

SECTION 4.11. WAIVER OF JURY TRIAL. HIPPO AND THE COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 4.13. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provisions than the other party.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

AMERISOURCEBERGEN CORPORATION

By:	/s/ John G. Chou
Name:	John G. Chou
Title:	Sr. Vice President

PHARMERICA CORPORATION

By:	/s/ Gregory S. Weishar
Name:	Gregory S. Weishar
Title:	CEO